EXHIBIT 99.1

RADNOR HOLDINGS CORPORATION

SCRIPT OF MAY 12, 2003 CONFERENCE CALL

Thank you and welcome everyone. Thanks for being with us. With me today are Rad Hastings, who is our Senior Vice President and Treasurer; and Paul Ridder, who is our Vice President and Controller.

Forward Looking Statements:

I will now read safe harbor language regarding forward looking statements. The statements made on today’s conference call that are not historical facts, including but not limited to the Company’s plans for expansion, raw material prices, energy prices and markets for its products, are based on current expectations. These statements are forward looking in nature (as defined in the U.S. Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results may vary materially due to risks relating to raw material and energy price volatility, dependence on key customers, international operations, dependence on key personnel and environmental matters, as well as general business and economic conditions, both domestic and international, and other risks that may be described from time to time in the reports that the Company files with the Securities and Exchange Commission. We specifically refer you to the sections in our Form 10-K for the year ended December 27, 2002 titled: Business- Raw Materials, Risks Attendant to Foreign Operations, Competition, Employees, Environmental Matters and Quantitative and Qualitative Disclosures about Market Risk.

Overview of the Business:

In terms of an overview of our company, Radnor Holdings Corporation is a leading worldwide manufacturer of a variety of disposable foam packaging products for the foodservice industry and is a major producer of expandable polystyrene or EPS for the foodservice, insulation and packaging industries. In the year 2002, the Company sold over 13 billion foam cups, bowls and containers and thermoformed lids, and 160 thousand metric tons of EPS bead.

WinCup, our foodservice packaging business, is the second largest producer of foam cups, bowls and containers for the foodservice industry. Using its own proprietary technology, WinCup’s ten U.S. manufacturing facilities operate 24 hours a day, 355 days a year. WinCup markets its products to a broad range of foodservice companies, including virtually all of the top industry distributors, retail chains and fast food franchises.

Unit volume growth for foodservice packaging products has historically averaged around 3 percent annually. For the quarter ended March 28, 2003, the Company’s foodservice unit volumes declined by 3.9% as compared to the first quarter of 2002. This decline was caused by a reduction in sales of lids, foam bowls and containers to our institutional customers, including national fast food franchises, due in large part to escalation of hostilities in the Middle East and its impact on the overall economy.

For the remainder of 2003, however, we expect volume growth for foodservice packaging products to exceed the historical average of 3 percent. This expectation is based primarily on an acceleration of sales during the second quarter of 2003, as well as the booking of new business that had been expected to come on line during the first quarter of 2003 that has been delayed until the second quarter.

The Specialty Chemicals segment of our business includes six EPS plants located in the US, Canada and Europe that operate under the StyroChem name. StyroChem is a leading worldwide producer of EPS and manufactures three grades of EPS: block grade for insulation applications, shape grade for use in packaging and T-grade which is used in specialized foodservice and die casting applications. The Specialty Chemicals segment supplies 100% of WinCup’s EPS requirements.

For the quarter ended March 28, 2003, specialty chemical unit volumes increased by 6.4% as compared to the first quarter of 2002. This increase was primarily caused by higher block grade EPS sales in the North American operations, resulting from higher demand for insulation products from the construction industry. For the remainder of 2003, we expect this level of growth to continue, as demand for insulation and packaging products remains steady and demand for foodservice grades of EPS accelerate.

Issuance of Senior Notes and Amended Credit Agreements:

On March 11, 2003, we issued $135.0 million of 11.0% Senior Notes due 2010 and amended our domestic revolving credit facility to include a $45.0 million term loan and to increase the revolving credit commitment from $35.0 million to $45.0 million. The proceeds of these transactions were used to repay our $159.5 million in outstanding Series A and Series B Senior Notes and borrowings under our revolving credit facilities.

With that I’ll turn it over Rad Hastings who will discuss industry trends.

Industry Trends:

Sales Volumes – Foodservice and EPS

Thank you Michael. I’d like to comment briefly on key industry trends.

The U.S. foam cup and container market is expected to have steady long-term growth. A recent study by the Freedonia Group estimated annual unit growth through 2005 in excess of 3%, and annual growth through 2010 at 3%.

The merchant EPS market is also expected to have steady growth. Chemical Markets Associates estimates that annual growth will average in excess of 6% through 2005. This EPS market is ‘spread based’ in that EPS prices are generally set at a certain spread over styrene monomer. As such, while spreads are projected to remain relatively constant, EPS prices should continue to fluctuate with changes in the cost of styrene monomer.

Raw Material and Natural Gas Trends

Due primarily to short term escalations in feedstock and energy costs resulting from the escalation of hostilities in the Middle East, contract styrene monomer prices increased from 36 cents per pound in December 2002 to 45 cents per pound in April 2003. During the second quarter of 2003, however, spot prices for styrene monomer have dropped by almost 30%. For contract styrene prices, industry projections show a 30% fall by the same amount by the beginning of the third quarter. In both North America and in Europe there is ample supply of styrene monomer, even with producers running at reduced rates in an effort to match supply and demand. In addition, in Europe, more than 1.4 billion pounds of new styrene capacity is expected to come on stream in the third quarter of 2003.

The build-up to, and eventual escalation of, hostilities in the Middle East combined with a colder-than-expected winter in the Northeastern United States led natural gas costs to increase from approximately $4 per million British thermal units in December 2002 to more than $9 in March 2003. Since then the cost of natural gas has declined to below $6 per million BTU. Industry sources project that natural gas costs will remain between $5 and $6 per million BTU for the remainder of 2003.

At this point I’d like to turn things over to Paul Ridder for the financial review.

Q1 2002 Versus Q1 2001:

Thank you Rad. Radnor’s first quarter 2003 operating results, particularly gross profits, were negatively impacted by an increase in raw material and energy related costs as compared to the same quarter in the prior year. Despite this, income from operations, excluding other expenses related to our debt extinguishment, were constant at $5.2 million for each of the first quarters of 2003 and 2002.

The average price per million British thermal units of natural gas increased from $2.33 in the first quarter of 2002 to $6.60 in the first quarter 2003. In addition, the contract price for styrene monomer increased from an average of 26 cents per pound in the first quarter of 2002 to more than 42 cents per pound for the first quarter of 2003. We were able to offset the impact of these increases through efficiency improvements, reductions in offgrade production at our domestic specialty chemicals operations, and implemented price increases. On February 1, 2003 and March 1, 2003 we implemented prices increases of 6 cents per pound on virtually all grades of EPS.

For the first quarter of 2003, foodservice packaging sales decreased by $2.3 million to $45.0 million. This decline was primarily caused by a reduction in sales to institutional customers, including national fast food franchises, due in large part to the escalation of hostilities in the Middle East and its impact on the overall economy in North America.

Sales at the company’s specialty chemicals segment increased by $10.9 million to $37.1 million for the first quarter of 2003 from $26.2 million for the comparable period in 2002. This increase was caused by a 6.4% increase in sales volume combined with higher average selling prices. As previously stated, the EPS market is spread based, in that EPS generally sells at a spread above styrene monomer. Accordingly, the increase in selling prices was primarily caused by an increase in the cost of styrene monomer.

During the first quarter of 2003 after-tax cash flow of $1.7 million, net borrowings on bank financed debt and capital lease obligations of $10.9 million, and a $2.9 million reduction in cash were used to fund capital expenditures of $2.9 million and an $11.6 million increase in working capital.

This increase in working capital is primarily due to an increase in accounts receivable and inventory. The increase in receivables was directly related to higher EPS selling prices resulting from increased monomer costs, while the increase in inventory was primarily caused by higher styrene and energy related costs.

At this point Michael Kennedy will conclude our remarks.

Conclusion:

In summary, product demand is accelerating and pricing is firm. We continue to reduce production costs through engineering projects which increase manufacturing efficiency and throughput. We are also developing a number of new products and have been awarded a significant piece of business for these products with a nationally recognized fast food franchise for delivery in 2004. This concludes the Company’s prepared remarks and we will now accept questions.